UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 29, 2006

Tengasco, Inc.

(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932

(Address of Principal Executive Office

(865) 675-1554

(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On June 29, 2006, Tengasco, Inc. (the “Company”) entered into a $50,000,000 revolving senior credit facility with Citibank Texas, N.A. in its own capacity and also as agent for other banks.

        Under the facility, loans and letters of credit will be available to the Company on a revolving basis in an amount outstanding not to exceed the lesser of $50,000,000 or the borrowing base in effect from time to time. The Company’s initial borrowing base was set at $2,600,000.

        The initial loan under the facility with Citibank closed on June 29, 2006 in the principal amount of $2.6 million, bearing interest at a floating rate equal to LIBOR plus 2.5%, resulting in a current rate of interest of approximately 8.2%. Interest only is payable during the term of the loan and the principal balance of the loan is due thirty-six months from closing. The facility is secured by a lien on substantially all of the Company’s producing and non-producing oil and gas properties and pipeline assets.

        $1.393 million of the $2.6 million loan proceeds was used by the Company on June 29, 2006 to exercise its option to repurchase from Hoactzin Partners, L.P. (“Hoactzin”) the Company’s obligation to drill the final six wells of the Company’s twelve-well Kansas drilling program (the “Twelve Well Program”). The Company had previously accepted an exchange from Hoactzin of promissory notes made by the Company in the principal amount of $2,514,000 for a 94.3% working interest in the Twelve Well Program. The Company retained the remaining 5.7% working interest in the Twelve Well Program. The promissory notes exchanged were originally issued by the Company in connection with loans made to the Company by Dolphin Offshore Partners, L.P. (“Dolphin”) to fund the Company’s cash exchange to holders of its Series A, B and C Preferred Stock as part of its offer to eliminate its preferred stockholders. Peter E. Salas, the Chairman of the Board of Directors of the Company, is the controlling person of Hoactzin. He is also the sole shareholder and controlling person of Dolphin Management, Inc., the general partner of Dolphin, which is the Company’s largest shareholder.

        As a result of the repurchase, the Twelve Well Program has now been converted to a six well program and Hoactzin will continue to receive production from those six wells in accordance with the payment terms of the drilling program plus an additional 6.25% overriding royalty in those six wells. If the Company did not exercise its repurchase option, Hoactzin would have received a 94% working interest in the final six wells of the program. Instead, it will receive only a 6.25% overriding royalty in six Company wells to be drilled. Since the Company’s prior eight-well program drilling obligations were also satisfied earlier in 2006, the Company as of June 30, 2006 has no obligation to drill any additional wells for any parties other than the Company itself.

        The balance of the $2.6 million loan will be used by the Company for lease acquisition and three dimensional seismic shoots and analysis for oil exploration on a large tract in Kansas.

Item 2.02. Results of Operations and Financial Condition.

        On July 5, 2006, Tengasco, Inc. issued a press release which, among other things, discloses the Company’s record level oil production in Kansas for the month of June, 2006 and the second quarter ended June 30, 2006. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

        The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits
10.1 Loan and Security Agreement dated as of June 29, 2006 between Tengasco, Inc. and Citibank Texas, N.A.

99.1 Press Release dated July 5, 2006

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: July 5, 2006

         Tengasco, Inc.

By: s/Jeffrey R. Bailey Jeffrey R. Bailey, Chief Executive Officer